Exhibit 10.3

June 18, 2025

Syam Nair

Dear Syam,

We are pleased to offer you the position of EVP, Chief Product Officer with NetApp, Inc. (“NetApp” or the "Company"). In this exempt position, you will report to George Kurian and will be based in Seattle, WA.

Your annual base salary will be $725,000, less applicable tax withholdings and deductions.

Incentive Compensation Plan (ICP)

In addition to your base compensation, you will be eligible to earn an annual incentive compensation payout in accordance with the NetApp Incentive Compensation Plan for Fiscal Year 2026 (the

“Plan”). For your position, the annual target incentive compensation is 110% of your eligible earnings for Fiscal Year 2026 as defined in the Plan. Target incentives do not constitute a promise of payment. Your actual annual payout may be higher or lower than the target based on the overall Company performance and your individual performance and is subject to, and governed by, the Plan and the terms and conditions approved by the Talent and Compensation Committee of the Board of Directors of NetApp (the “T&CC”).

New Hire Equity

Following the commencement of your employment, we will recommend to the T&CC that you receive a grant of service-vested restricted stock units (“New Hire RSUs”) with a target value of $20,500,000 subject to the terms and conditions of the grant documents and the NetApp, Inc. 2021 Equity Incentive Plan, as amended (“EIP”). Subject to approval by the T&CC: (A) the effective date of the grant and the vesting commencement date of the grant will each be on or about the 15th of the month following the month of your start date; (B) the number of New Hire RSUs granted will be determined by dividing the target value by the NTAP 20-trading day trailing average close price on the day prior to the grant date, shares will be rounded down to the nearest full share; and (C) the New Hire RSUs will vest approximately 22.0% beginning on the first anniversary of the vesting commencement date, 29.0% on the second anniversary of the vesting commencement date, 34.0% on the third anniversary of the vesting commencement date, and 15% on the fourth anniversary of the vesting commencement date, subject to continued employment with the Company through the applicable vesting date and relevant terms of the EIP. As a Section 16 officer, a one-year post-vest holding requirement will apply to all equity awards.

Following the commencement of your employment, we will recommend to the T&CC that you receive a grant of performance-based restricted stock units (“New Hire PBRSUs”) under the following cycle as outlined below:

•
FY24 PBRSU grant with a target value of $2,000,000 (“FY24 New Hire PBRSUs”): (A) the FY24 New Hire PBRSU grant date will be on or about the 15th of the month following the month of your start date; (B) the number of FY24 New Hire PBRSUs granted will be determined by dividing the target value by the NTAP 20-trading day trailing average close price on the day prior to the grant date, shares will be rounded down to the nearest full share; and (C) the FY24 New Hire PBRSUs will be eligible to vest, subject to the same terms, conditions and performance criteria as the Fiscal Year 2024 PBRSU awards granted to all other EVPs; with the exception of the Billings metric where you will participate in year 3 only. Final vesting to be determined and certified by the

T&CC after the completion of Fiscal Year 2026. As a section 16 officer, a one-year post-vest holding requirement will apply to all equity awards.

•
FY25 PBRSU grant with a target value of $3,750,000 (“FY25 New Hire PBRSUs”): (A) the FY25 New Hire PBRSU grant date grant date will be on or about the 15th of the month following the month of your start date; (B) the number of FY25 New Hire PBRSUs granted will be determined by dividing the target value by the NTAP 20-trading day trailing average close price on the day prior to the grant date, shares will be rounded down to the nearest full share; and (C) the FY25 New Hire PBRSUs will be eligible to vest, subject to the same terms, conditions and performance criteria as the Fiscal Year 2025 PBRSU awards granted to all other EVPs; with the exception of the Billings metric where you will participate in year 2 and year 3 only. Final vesting to be determined and certified by the T&CC after the completion of Fiscal Year 2027. As a section 16 officer, a one-year post-vest holding requirement will apply to all equity awards.
•
FY26 PBRSU grant with a target value of $5,600,000 (“FY26 New Hire PBRSUs”): (A) the FY26 New Hire PBRSU grant date grant date will be on or about the 15th of the month following the month of your start date; (B) the number of FY26 New Hire PBRSUs granted will be determined by dividing the target value by the NTAP 20-trading day trailing average close price on the day prior to the grant date, shares will be rounded down to the nearest full share; and (C) the FY26 New Hire PBRSUs will be eligible to vest, subject to the same terms, conditions and performance criteria as the Fiscal Year 2026 PBRSU awards granted to all other EVPs. Final vesting to be determined and certified by the T&CC after the completion of Fiscal Year 2028. As a section 16 officer, a one-year post-vest holding requirement will apply to all equity awards.

Sign-On Bonus

You will receive the Sign-On Bonus (“Award”) in the gross amount of $5,000,000 which will be paid in two equal installments, less applicable tax withholdings and deductions. The first installment will be paid to you within thirty (30) days after the commencement date of your active employment with the Company.

The second installment will be made within 30 days of your first anniversary date of employment. You agree that this Award is an advance payment given to you in consideration of your commitment to remain actively employed by the Company for at least twenty-four (24) months following the commencement date of your active employment and is only earned at the end of the twenty-four (24) months but is not a guarantee of employment for any period of time. If you voluntarily terminate your employment with the Company within twelve (12) months of the commencement date of your active employment or never begin active employment with the Company, you will be required to reimburse the Company 100% of the Award previously advanced to you. If you voluntarily terminate your employment on or after twelve (12) months, but within twenty-four (24) months from the commencement date of your active employment with the Company, you will be required to reimburse the Company 50% of the total Award previously advanced to you by the Company.

If your employment is terminated by NetApp at any time within the initial twenty-four (24) months of your employment for misconduct or violation of the Code of Conduct or another NetApp policy, as reasonably determined by NetApp, you will not have earned the Award and will be required to repay 100% of the Award to the Company.

In all cases where you are required to repay all or part of the Award, the Company will be entitled to deduct the gross amount of the Award from your final salary - or other final payments due to you, so long as such deduction is permissible under relevant law. If a deduction in full of final payments otherwise due to you is not possible for any reason, you agree to repay the full amount due to the Company within thirty

(30) days of your effective termination date. You agree that your failure to repay the amount due to be paid back to the Company within thirty (30) days of the effective termination date triggers an interest of 5% per annum on the sum owed by you to the Company. Any delay by the Company in seeking repayment is not considered a waiver of the Company’s right to collect repayment otherwise due.

Change of Control Severance Agreement

As an Executive Vice President (EVP) reporting to the CEO, you are eligible to enter into a Change of Control Severance Agreement entitling you to certain benefits in the event of your termination following a change of control of the Company. The current form of agreement can be found at: https://www.sec.gov/Archives/edgar/data/1002047/000156459019020164/ntap-ex101_40.htm

Benefits

As a regular employee of the Company, you are eligible for NetApp benefits, including medical, dental and life insurance, as of your hire date. The Company reserves the right to modify, amend or terminate any employee benefits at any time for any reason.

Vacation

As an EVP, you will not accrue any annual vacation. You are permitted to take vacation at your convenience in any number of days you require, provided that the vacation day(s) does not unreasonably interfere with the performance of your job.

Executive Physical Benefit

Our medical insurance plan with Anthem includes an Executive Physical Benefit—once per calendar year, payable at 100% up to a maximum of $2,500 whether an in-network or out-of-network physician is used. You will receive additional details regarding this benefit from the HR Benefits Team.

Insider Trading

As an employee of NetApp, you are required to sign and agree to the Code of Conduct which includes the Company’s Insider Trading Policy. As an EVP, you are considered an “Insider” under that policy and as a result, you are required to abide by the “Trading Window”, as well as any other obligations under that policy.

Deferred Compensation Plan

You are eligible for enrollment in the NetApp Deferred Compensation Plan on the first day of the calendar quarter after your date of hire. The objective ofa the Deferred Compensation Plan is to provide you with an opportunity to defer eligible income on a pre-tax basis. You will receive additional details about this Plan and enrollment from Fidelity, the Plan Administrator.

Onboarding Documentation

As a technology leader, NetApp develops and works with sensitive technologies controlled under various United States export laws and associated federal regulations. Due to these controls, you will need to complete the NetApp Export Control Disclosure & Agreement, as it is sometimes necessary for NetApp to secure export licenses. NetApp Human Resources or your hiring manager will notify you if a license is required, and whether NetApp will apply for a license on your behalf. This offer of employment, or your continued employment (if applicable), is contingent upon NetApp obtaining any required license. If NetApp decides not to apply for a license or if a license is not obtained within a reasonable period of time (as determined in NetApp’s sole discretion), NetApp reserves the right to rescind this employment offer or terminate your employment.

This offer of employment is contingent upon your being able to provide evidence of your authorization to work in the United States. On your first day at NetApp, you are required to provide the Company with a completed Form I-9 (U.S. Employment Verification Eligibility), which you will receive separately, and the legally required proof of your identity and authorization to work in the United States.

This offer of employment is also contingent upon your satisfactorily completing, agreeing to, signing, and otherwise fulfilling the following NetApp documents and associated clearance processes (as determined in NetApp’s sole discretion). NetApp also reserves the right to rescind this employment offer or terminate your employment for failure to satisfactorily complete the following documents and processes:

1.
NetApp Code of Conduct & Conflicts of Interest Certification
2.
NetApp Insider Trading Policy & Consent
3.
NetApp Proprietary Information & Inventions Agreement and Disclosure

4.
NetApp Export Control Disclosure & Agreement
5.
NetApp Background Check

We are of the understanding that: (i) you have checked to make sure that you are under no legal obligations (by contract with a prior employer or otherwise) that would prevent or prohibit you from performing the duties of the position that you are being offered, (ii) you have had the opportunity to seek legal advice if it was necessary to address or evaluate your obligations in this regard, (iii) that you can represent to the Company that you are under no legal obligations that would prohibit you from performing the duties of the position being offered to you, and that (iv) you will not, in the performance of your duties to the Company, breach any non-disclosure, proprietary rights, non-competition, non-solicitation or other covenant in favor of any third party.

The Company does not want you to bring with you any confidential or proprietary material of any former employee or to violate any other obligation to your former employers. NetApp’s offer of employment is contingent upon your full compliance with the terms of any valid existing agreements with a prior employer or otherwise, and NetApp specifically reserves the right to revoke this offer or terminate your employment if for any reason you are contractually restricted from performing the full duties of the position being offered to you.

Employment with NetApp is for no specific period of time. As a result, either NetApp or you are free to terminate the employment relationship at any time for any reason, with or without notice or cause. This is the full and complete agreement between NetApp and you on this term. Although your job duties, title, compensation and benefits, as well as the Company's policies and procedures, may change from time-to- time, the "at-will" nature of your employment may only be changed in an express writing signed by the Chief Executive Officer and you.

This letter sets forth the terms of your employment with NetApp and supersedes any prior representations or agreements, whether written or oral. This offer will expire on Friday, June 20, 2025. Please sign and return the offer letter on or prior to the expiration date of this offer.

We look forward to having you join us. Shortly you will receive a “Welcome” email with login instructions asking you to log in to the NetApp Pre-Boarding tool. The tool provides a preview of NetApp’s values and culture and contains important forms that you must complete before your start date. Please log on to www.netapp.com before your start date to catch up on news, press releases and other information related to the Company. You can also join the #LifeAtNetApp conversations on social media as we highlight employees and events around the globe.

If you have any questions, please call or email Jay Johnson.

Sincerely,

/s/ Beth O’Callahan

Beth O’Callahan

Chief Administrative Officer NetApp, Inc.

I have read, agree to and accept this employment offer:

/s/ Syam Nair	6/20/2025
Syam Nair	Date

My starting date will be: 7/7/2025